Filed Pursuant to Rule 424(b)(7)
Registration No. 333-140508

Prospectus Supplement No. 2 to Prospectus
dated May 4, 2007

MEDIS TECHNOLOGIES LTD.

5,750 Shares of 7.25% Series A Cumulative Convertible Perpetual Preferred Stock
1,996,528 Shares of Common Stock

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This prospectus supplement supplements and, as appropriate, amends the prospectus dated May 4, 2007 (as previously supplemented by the Prospectus Supplement dated December 14, 2007), relating to the offer and resale, from time to time, of up to 5,750 shares of our 7.25% Series A Cumulative Convertible Perpetual Preferred Stock, and up to 1,996,528 shares of our common stock, which are issuable upon the conversion of the Series A Preferred Stock, by the Selling Stockholders identified in the prospectus, as previously supplemented, and this prospectus supplement.

This prospectus supplement should be read in conjunction with the prospectus dated May 4, 2007, as previously supplemented, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, as previously supplemented. This prospectus supplement is qualified by reference to the prospectus, as previously supplemented, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any supplement thereto. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus, as previously supplemented.

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This investment involves risks. You should refer to the discussion of risk factors beginning on page 16 of the prospectus, as well as the risk factors that are incorporated by reference in the prospectus from our Annual Report on Form 10-K for the year ended December 31, 2007 and from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is December 24, 2008.

We are providing this prospectus supplement to supplement and, as appropriate, amend the table in the prospectus, as previously supplemented, under the caption "Selling Stockholders" to include as a Selling Stockholder that holder of our Series A preferred stock not previously identified as Selling Stockholders in the prospectus, as previously supplemented.

	Ownership Before Offering(1)		Securities Offered by this Prospectus(1)		Ownership After Offering
Name of Selling Stockholder	Series A Preferred Stock	Common Stock(2)	Series A Preferred Stock	Common Stock(2)	Series A Preferred Stock	Common Stock	Percentage of Common Stock

KBC Financial Products Cayman Islands Ltd.(3)	160	55,556	160	55,556	—	—	—
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(1)
The total number of shares of Series A preferred stock and related shares of common stock underlying such shares of Series A preferred stock listed in this table and the corresponding tables set forth in the prospectus, as previously supplemented, is more than the total number of shares, in the aggregate, of Series A preferred stock and related common stock registered because certain of the Selling Stockholders may have transferred shares of Series A preferred stock in transactions exempt from the registration requirements under the Securities Act of 1933, as amended, or otherwise reduced their position prior to offering such shares pursuant to the prospectus, as previously supplemented, and this prospectus supplement. The maximum number of shares of Series A preferred stock and related common stock underlying such shares of Series A preferred stock that may be offered and sold under the prospectus, as previously supplemented, and this prospectus supplement may not exceed 5,750 and 1,996,528, respectively.

(2)	Represents the conversion of shares of Series A preferred stock at a conversion rate of 347.2222 shares of common stock per share of preferred stock.
(3)
Carlo Georg has voting and dispositive power over the shares of Series A preferred stock and shares of common stock underlying the Series A preferred stock listed on this table as being owned by the fund and, accordingly, may be deemed to beneficially own such securities.